Exhibit 99.1

Innovex Provides Updated Fiscal 2006 Third Quarter Guidance

    MAPLE PLAIN, Minn.--(BUSINESS WIRE)--May 29, 2006--Innovex (Nasdaq:INVX) today announced that revenue for its fiscal 2006 third quarter ending June 30, 2006 is expected to range from $38 to $40 million, down from the Company's previous guidance of $44 to $46 million. Revenue excluding pass-through material is expected to range from $20 to $22 million for the fiscal 2005 third quarter as compared to guidance previously given of $24 to $26 million. Flex Suspension Assembly (FSA) and Flat Panel Display (FPD) revenue in the third quarter were both expected to experience decreases from the prior quarter related to normal industry seasonality, however, the decreases are greater than expected. The Company's two largest disk drive customers and its largest FPD customer are executing major mergers during the quarter. The Company believes merger related product line and inventory rationalization may be impacting short-term demand. The Company is confident it has not lost any market share related to these customer merger transitions. The Company is experiencing the expected increase in its Actuator Flex (AFC) revenue as the disk drive industry begins its transition to the 160 gigabyte platform.
    While the Company's fiscal 2006 third quarter margins will be impacted by the lower revenue levels, significant progress is being made toward improving the Company's cost structure related to the transfer of manufacturing and prototyping operations from the Company's Litchfield, MN facilities to its lower cost Thailand facilities. The Company expects to begin experiencing benefits from this transfer in the September 2006 quarter.

    About Innovex, Inc.

    Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex's products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex's products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

    Safe Harbor for Forward Looking Statements

    Except for historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, fluctuations in financial results and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

    CONTACT: Innovex, Maple Plain
             Douglas W. Keller, 763-479-5300
             Facsimile: 763-479-5395
             Internet: http://www.innovexinc.com